Exhibit 99.1

Quantum Materials Corp to Establish Large Scale Quantum Dot Production in Assam India via License and Development Agreement with Amtronics CC.

●	QMC grants a “right of use” of QMC Intellectual Property for development, manufacture and commercialization of quantum dots to Amtronics CC in Assam India to support end-use products in thin-film quantum dot solar cells (QDSC), solid-state LED lighting (SSL) and state of the art display applications

●	In addition to an upfront license fee, QMC is to receive milestone payments, royalties, and will in-turn provide via sale the requisite proprietary production and support equipment.

San Marcos Texas, November 19, 2018 (M2 NEWSWIRE) – Leading American cadmium-free quantum dot and nanomaterials manufacturer Quantum Materials Corp, (OTCQB: QTMM) announced today that it has signed a License and Development Agreement with Amtronics CC to allow for the establishment of large scale, low cost quantum dot production for the development and future commercial manufacture of: ultra-high definition display panels (UHDTV); solid state lighting (SSL) LED’s; and quantum dot driven thin-film solar cells (QDSC).

The Agreement provides Amtronics CC with the right to manufacture quantum dots and thin-film quantum dot solar cells for commercial supply in India, as well as the right to use the QDXTM trademark and technical data to support its marketing initiatives. Under the terms of the Agreement, QMC receives an immediate upfront license fee of US$1,000,000 in addition to technology development funding, scheduled milestone payments and royalties on all quantum dots/solar cells produced. The 12,000 square feet nanotech-focused facility is being established as the anchor project within the recently announced Electronics Manufacturing Cluster in the Guwahati Tech City.

Stephen B. Squires, President and CEO of Quantum Materials Corp. stated “We are extremely pleased to partner with Amtronics CC and Amtron as they establish the necessary infrastructure to support large scale thin-film, quantum dot based solar cell production in Assam India using QMC patented technologies. India has announced an ambitious target of achieving 175 GW’s (gigawatts) of renewable energy installed capacity by 2022 and this challenge represents a tremendous opportunity for the deployment of our advanced nano-materials and thin-film quantum dot solar technologies which have the potential to be produced much more cheaply in terms of initial capex and opex than traditional silicon based solar cells. India’s recent implementation of tariffs applied to imported solar photovoltaic’s creates an ideal opportunity to establish QMC’s next generation thin-film photovoltaic’s for broad adoption in the region. I am highly confident that our technologies will help India fulfill its goal to deploy low cost renewables as a significant step toward energy independence”

M. K. Yadava IFS, Managing Director of AMTRON stated “We are very pleased that QMC and AMTRON (Assam Electronics Development Corporation Ltd) have joined together in this timely venture to create a state-of-the-art quantum dot manufacturing facility within the newly established Guwahati Tech City. AMTRON is a State-owned public sector undertaking of the government and is providing the necessary bank guarantees to move this project to completion.”

The Honorable Minister IT Mr. Keshab Mahanta added “We are happy to report that all the preparatory work has been completed, and we are now ready to commence construction of the project. My Government, under the leadership of our Honorable Chief Minister Mr. Sarbananda Sonowal welcomes Quantum Materials Corp with open arms. This timely project has full government support through a number of key policy incentives and subsidies.

Dr. George Anthony Balchin, Managing Director of Amtronics CC added, “We are pleased to be involved and provide the initial US $20,000,000 in funding for this enterprise and are anxious to see these extraordinary technologies deployed in a region that will benefit from both the end product as well as the significant potential for job creation. The initial capital infusion will be used to build out the facility, purchase all the production and process equipment, including the micro reactors, train the staff and provide the initial working capital. It is very rare and rewarding to be involved with a project that is the culmination of a group of like-minded individuals striving for a common goal that has so much potential to enhance the lives of so many.”

Commenting further QMC CEO Squires stated: “As India represents one of the largest renewable energy and consumer electronics markets in the world, our partnership with Amtronics CC is an important step in expanding the value of the QMC franchise globally. This partnership will allow us to address global challenges such as rising energy costs, energy security, increasing power consumption and environmental quality on a more rapid basis.

ABOUT QUANTUM MATERIALS CORP.

Quantum Materials Corp (QMC) develops and manufactures quantum dots and nanomaterials for use in display, solar energy and lighting applications through its proprietary high-volume continuous-flow production process. QMC’s volume manufacturing methods enable consistent quality and scalable cost reductions to provide the foundation for technologically superior, energy efficient and environmentally sound displays, the next generation of solid-state lighting and solar photovoltaic power applications. Wholly-owned subsidiary Solterra Renewable Technologies develops sustainable quantum dot solar technology. For more information follow Quantum Materials Corp at www.QMCDOTS.com

About Amtronics CC

Amtronics CC, headed by Dr. George Anthony Balchin, has decades of experience throughout the Middle East and Asia developing and managing infrastructure and commercial construction projects with deep operational expertise. Assam Electronics Development Corporation Ltd (AMTRON) ,which is the State-owned Public Sector Undertaking of the Government headed by M.K.Yadava, is an Indian government owned enterprise devoted to advancing emerging electronics technologies that lead to creating new industries and employment opportunities in Assam India. Qamronics India PVT is the joint venture formed by Amtronics CC and AMTRON

For the production of quantum dots and solar cells, with operations based in Assam Republic of India. https://amtronicsindia.com/

QUANTUM MATERIALS CORP CONTACTS:

Toshi Ando

Sr. Director of Business Development for Asia/Pacific

510.300.4021

toshi@qmcdots.com

INVESTOR RELATIONS:

Clay Chase / SD Torrey Hills Capital

858.456.7300

cc@sdthc.com